Exhibit 10.38

TARCHINI REAL ESTATE SA - Manno, Centro Galleria 3, further mentioned as landlord and represented by Mr. Silvio Tarchini (VAT # CHE-100.072.922)

and

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno, Centro Galleria 1, further mentioned as tenant, represented by Mr. Mark LeDoux and Mr. Fausto Petrini (VAT # CHE-105.013.401)

enter the following

LEASE CONTRACT

1.

TARCHINI REAL ESTATE SA – Manno, lease to NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA – Manno a surface of 8'153.39 sqm, located in the building Centro Galleria 1, Map 433 in Manno, first and second floors, including the use of 12 indoor parking places identified as # 76, 77, 78, 79, 80, 81, 82, 83, 84, 85, 87, including the use of 29 outdoor packing places identified as # 101, 102, 103, 144, 145, 146, 148, 149, 150, 151, 152, 154, 155, 156, 157, 158, 159, 164, 165, 166, 230, 231, 232, 233, 234, 235, 236, 237.

2.

The leased surface is highlighted in yellow in the attached layouts, the areas are identified as # 1, 2, 4, 5, 6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 18, 22, 25, 31.

3.

The tenant will use the areas as offices, laboratory, warehouse and production, in agreement with the current regulations.

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4.

The lease is effective as of July 01, 2014 for a 5-year duration having a binding expiry on June 30, 2019. Nonetheless, the tenant has the faculty to renew the present contract for additional 5 years, by means of a written registered letter to address to the landlord one year ahead.

4 a.

The present contract supersedes the previous dated September 03, 2012 entered by TARCHINI REAL ESTATE SA and NAIE SA.

LEASE

5.

Starting July 01, 2014 to December 31 2015, the yearly lease is fixed at CHF 1’590’987,- (one million five hundred ninety thousand nine hundred eighty seven/00 Swiss francs) VAT excluded, property expenses included, payable in advance with quarterly settlements on January 01, April 01, July 01 and October 01 of every year.

Starting January 1, 2016, the yearly lease will be fixed at CHF 1’390’234,- (one million three hundred ninety thousand two hundred thirty four Swiss francs) VAT excluded, payable in advance with quarterly settlements on January 01, April 01, July 01 and October 01 of every year.

Overdue settlements of the quarterly lease portions will be increased by an interest rate of 7% (seven percent).

Upon 1 month delay of the lease portion payment,s the landlord has the faculty to initiate a legal recovery, being the present contract an acknowledgement of indebtedness as per article 82 – LEF (National Law on Failure & Insolvency).

6.

The existing deposit # 550557-10 of CHF 45’103.70 executed on May 07, 2003 in favor of the landlord at the Credit Suisse bank guarantees any subsequent duty deriving from the present contract.

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LEASE INDEXING

7.

The lease is index-linked. It will be yearly adjusted to the national cost of living index with one-month notice.

Contract initial index: 335.10.

The first adjustment may occur on January 01, 2017.

8.

In the event the tenant, for whatever reason, would not leave the leased areas at the contract termination date or at any extended date settled by the judge, the tenant already agrees to pay to the landlord a lease equivalent to 150% of the last lease for the months the tenant will occupy the areas, against the landlord’s will.

9.

All costs for lightening, power or whatever energy used in the leased areas are at the tenant’s expenses.

10.

The lease includes the property expenses, as well as administration costs, routine maintenance and operating expenses of the shared utilities.

The following expenses, costs or taxes are included in the lease:

-	Heating
-	Air conditioning of the offices
-	Shared spaces lightening and powering
-	Shared spaces drinkable water
-	Sewage and cleansing
-	Gardening and maintenance of the shared areas
-	Snow removal
-	Cleaning of the shared spaces.

In the event the tenant’s activity would cause a high usage of heating or any other utility, causing an increase in cost above the average, such costs will be at the tenant’s expenses.

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Beside the above mentioned expenses, the property expenses include all expenses as stated in the “Catef” lease contract (Camera Ticinese dell’Economia Fondaria = Tessin Association of the real estate owners).

11.

The landlord will insure the building against fire, whilst the tenant will insure his properties stored in the leased areas against fire, water damages, natural events etc.

MODIFICATIONS INTO THE LEASED AREAS

12.

The tenant is allowed to modify the leased areas at his own expenses and whereas those modifications are necessary to his specific activity, previous written agreement by the landlord.

13.

Upon lease contract termination, the leasehold improvements to walls and building will remain the property of the landlord, with no obligation of refunding from his side, in the event such modifications cannot be removed without causing damages to the structure.

14.

The tenant will pay all costs such as electrical connections to the existing central heating, power system, phone lines already installed in the leased areas. The RAISI certifications and all future controls to the electrical system, as legally stated, are at his costs as well (Low tension regulations – OIBT).

All electric connections or installations in building Galleria 1 must be carried out by contractors hired by Tarchini Real Estate SA.

The phone connections will be ruled by a separate contract between the landlord and tenant. The tenant is not allowed to use external phone, fax, telex lines if not connected to the Alcatel main switchboard.

Parking signals, logos, signs will be placed by the company SPM S.A. and costs invoiced to the tenant. It is forbidden to place any type of panel, commercial, logo without prior approval by the landlord.

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DISPUTE AND LITIGATION

15.

Governing Law for any dispute, where not regulated by the present contract, is the Pretura di Lugano (Court of Lugano).

16.

This contract is undersigned in two originals, one for each party.

IN WITNESS WHEREOF,

Manno, June 05, 2014

The Landlord :	The Tenant :

TARCHINI REAL ESTATE SA	NAIE NATURAL ALTERNATIVES INT. EUROPE SA

/s/ Silvio Tarchini	/s/ Mark A. LeDoux
/s/ Fausto Petrini
---------------------------------------	----------------------------------------------

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TECHNICAL DESCRIPTION OF THE LEASED AREAS

NAIE NATURAL ALTERNATIVES INTERNATIONAL EUROPE SA

BUILDING :	Centro Galleria 1 – Manno

FLOOR :	first and second

REFERENCES : # 1, 2, 4, 5 ,6, 7, 8, 10, 11, 12, 13, 15, 16, 17, 18, 22, 25, 31

FINISHES :

The areas are let in their present state, except for the warehouse inner walls that the landlord will dismantle at his expenses.

Manno, June 05, 2014

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